Exhibit 99.1

                              COMPANY PRESS RELEASE

                     GUM TECH INTERNATIONAL, INC. COMPLETES
                          ASSET SALE TO WRIGLEY COMPANY

     PHOENIX, AZ, July 20, 2001/PRNewswire/ - Gum Tech International, Inc., (Nasdaq: GUMM) announced that it completed today its previously announced sale of its chewing gum and related confectionery product assets to the Wm. Wrigley Jr. Company. On Thursday, July 19, 2001, the asset sale was approved by 98% of the votes cast by Gum Tech's shareholders at a special meeting of the Company's shareholders.

     Pursuant to its agreement with Wrigley, Gum Tech will receive $25 million in cash for the assets. In addition, the Wrigley Company purchased 200,000 shares of Gum Tech's common stock at a price of approximately $7.50 per share. Gum Tech and Wrigley have also entered into royalty agreements providing for royalty payments to Gum Tech based on future sales of certain gum products for a fixed period of time if such products are developed and marketed by the Wrigley Company.

     Gum Tech will continue to retain all of its rights and obligations related to the Company's 60% ownership of Gel Tech, LLC, a joint venture between Gum Tech and Zensano, Inc., and its 49% interest in its joint venture with Swedish Match AB for non-tobacco nicotine products.

     At Thursday's Special Shareholders Meeting, Gum Tech announced that it expects to use the proceeds from the asset sale to enhance its marketing and promotional efforts with respect to its Zicam(TM) products, pursue other potential opportunities in the market for innovative nutrient and drug delivery systems, or provide financial support, if necessary, to the Company's joint ventures with Zensano, Inc. and Swedish Match AB.

     Gum Tech International, Inc. is an innovative nutrient and drug delivery technology company engaged in the development, manufacture and marketing of delivery systems for bioactive compounds. Gum Tech is the majority owner of Gel Tech LLC that markets Zicam(TM) Cold Remedy, a patented, revolutionary homeopathic remedy, and Zicam(TM) Allergy Relief, a homeopathic remedy designed to provide relief to allergy sufferers. In a study published in the October 2000 issue of the ENT - Ear, Nose & Throat Journal, Zicam(TM) Cold Remedy was shown to reduce the duration of the common cold by an average of 75% when taken at the onset of symptoms.

     For additional information, please contact Lynn Romero, Manager of Investor Relations, 602-252-1617, ext. 320, lromero@gum-tech.com. Gum Tech is located at 246 East Watkins Street, Phoenix, Arizona 85004.
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Gum Tech Forward Looking Statement Disclaimer:

     This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding Gum Tech's expected use of proceeds from the sale of assets to the Wm. Wrigley Jr. Company. These forward-looking statements are based on the Company's expectations and are subject to a number of risks and uncertainties, many of which cannot be predicted or quantified and are beyond the Company's control. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. Factors that could cause actual results to differ materially from the Company's expectations include the possibility of the Company locating and pursuing investment opportunities and unanticipated business or financial conditions that could consume a disproportionate amount of the proceeds from the asset sale. Other factors that could cause actual results to differ materially from the Company's expectations are described in the Company's reports filed pursuant to the Securities Exchange Act of 1934.

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